Exhibit 10.8
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT (this “Agreement”) dated as of July 19, 2004 (the “Effective Date”), between NANOSPHERE, INC., a Delaware corporation having an office at 4088 Commercial Avenue, Northbrook, Illinois 60062 (the “Company’), and WILLIAM P. MOFFITT, an individual residing at 412 Rmsey Road, Yardley, Pennsylvania 19067 (“Employee”).
PREAMBLE
     The Company wishes to engage Employee as its President and Chief Executive Officer, and Employee wishes to serve the Company in such capacities.
AGREEMENTS
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the sufficiency and receipt whereof is hereby acknowledged, the parties agree as follows:
     1. Definitions. Unless otherwise defined herein, the following terms shall have the following respective meanings:
     “Benefit” means those benefits set forth in Section 3.3(a), (b), (c), (e) and (f) herein.
     “Bonus” means payments earned by Employee to the date of determination by achievement of the goals and milestones, or consummation of the transactions, provided for in Section 3.2 herein.
     “Cause” means (i) any felony conviction or admission of guilt, (ii) any breach or nonobservance by Employee of any material covenant set forth herein, provided that the Board of Directors of the Company has given Employee written notice of such breach or nonobservance and Employee has failed to cure such breach or nonobservance within a period reasonable under the circumstances, (iii) any willful, intentional or deliberate disobedience or neglect by Employee of the lawful and reasonable orders or directions of the Board of Directors of the Company, provided that the Board of Directors of the Company has given Employee written notice of such disobedience or neglect and Employee has failed to cure such disobedience or neglect within a period reasonable under the circumstances, or (iv) any willful or deliberate misconduct by employee that is materially injurious to the Company.
     “Change in Control” means (i) the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 or any comparable successor provisions (other than stockholders (or affiliates thereof) of the Company as of the date of this Employment Agreement), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the outstanding shares of Common Stock (on a fully-diluted basis) or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors of the Company; (ii) the consummation of a reorganization, merger or consolidation of the Company, in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company; (iii) a liquidation or dissolution of the Company; or (iv) the sale of all or substantially all of the Company’s assets.
     “Diminution in Responsibility” means any of (i) a material diminution in Employee’s duties or responsibilities or the assignment to Employee of duties that are materially inconsistent with his duties as President and Chief Executive Officer of the Company or that materially impair Employee’s ability to function in his position; (ii) the Company’s failure, during the term of Employee’s employment hereunder, to cause the election of Employee to the Board of Directors of the Company; (iii) a relocation of the Company’s principal offices, without Employee’s acquiescence or consent, to a location that is more than a 50 mile radius from its current location; (iv) any material reduction in the compensation and benefit opportunities (other than those in Sections 3.2(b) and (c) that have a stated term) of the Employee (measured in the aggregate); or (v) any breach by the Company of any material provision of this Agreement, provided that Employee has given the Company written notice of such breach and the Company has failed to cure such breach within a period that is reasonable under the circumstances.
     “Good Reason” means either a Change in Control or a Diminution in Responsibility.
     “Permanent Disability” means Employee’s inability to substantially perform his duties and responsibilities hereunder by reason of any physical or mental incapacity for a period of 180 consecutive days, or two or more periods of 90 consecutive days each in any 360-day period.
     2. Employment.
     2.1 Employment Duties. Subject to the terms and conditions of this Agreement, Employee is hereby employed by the Company to serve as its President and Chief Executive Officer. Employee accepts such employment, and agrees to discharge all of the duties normally associated with said positions, to faithfully and to the best of his abilities perform such other services consistent with his position as a senior executive officer as may from time to time be assigned to him by the Board of Directors of the Company. Notwithstanding the foregoing, however, Employee may serve on the boards of directors of other companies, and in civic, cultural, philanthropic and professional organizations, so long as such service does not detract from the performance of Employee’s duties hereunder. At all times during which Employee remains President and Chief Executive Officer of the Company, Employee shall, as and when duly elected or appointed, serve as a member of the Company’s Board of Directors and, at the request of the Company’s Board of Directors, as an officer or director of any Company affiliate, in each case without additional remuneration therefor. Employee will perform his duties hereunder at the Company’s offices, and shall use reasonable efforts to relocate his permanent place of residence to the Chicago metropolitan area prior to September 1, 2004, but in no event later than December 31, 2004.
     2.2 Confidentiality and Noncompetition Agreement. As a condition to this Agreement, Employee shall be required to execute the Company’s standard form of Confidentiality and Noncompetition Agreement in the form executed by the Company’s senior management personnel, a copy of which is attached as Exhibit A.
     2.3 No Conflicting Agreements. Employee represents and warrants that neither Employee’s entry into this Agreement nor Employee’s performance of Employee’s obligations hereunder, will conflict with or result in a breach of the terms, conditions or provisions of any other agreement, understanding or obligation of any nature to which Employee is a party or by which Employee is bound, including, without limitation, any development agreement, noncompetition agreement or confidentiality or nondisclosure agreement previously entered into by Employee.
     3. Compensation and Benefits.
     3.1 Base Salary. During the term of Employee’s employment hereunder, the Company shall pay Employee a salary at the annual rate of $350,000 or such greater amount as the Company’s Board of Directors may from time to time establish pursuant to the terms hereof (the “Base Salary”). Such Base Salary shall be reviewed annually and may be increased, but not decreased, by the Board of Directors of the Company in its sole discretion. The Base Salary shall be payable in accordance with the Company’s customary payroll practices for its senior management personnel.
     3.2 Bonus.
     (a) Performance Bonus Opportunity. For calendar year 2004, Employee will be eligible to earn and receive a performance bonus, to a target of $75,000, based on the achievement of target goals and milestones to be agreed upon between Employee and the Compensation Committee of the Company’s Board of Directors, which agreement is to be ratified and adopted at the first meeting of the Company’s Board of Directors held following the commencement of Employee’s employment hereunder. For calendar year 2005, the target amount of this bonus opportunity will be $150,000, subject to achievement of agreed goals and milestones. For calendar years after 2005, Employee will be entitled to participate in a senior management bonus plan at a bonus percentage or target amount appropriate to the then stage of the Company’s development and commensurate with the compensation of other chief executive officers of comparable companies, but in no event less than $150,000 per calendar year. Until the Company completes at least two consecutive quarters of positive operating cash flow, 20% of the performance bonus will be payable in the form of shares of the then most recently issued series of Preferred Stock of the Company, at the most recent issuance price of that stock.
     (b) Financial Bonus Opportunity. Employee shall be entitled to earn and receive an additional Bonus in the maximum amount of $100,000, if the Company, prior to March 31, 2005, with Employee’s active participation, raises a minimum amount of $10 million of new equity, from parties that are not current investors in the Company, at an enterprise value at least as great as that attributed to the Company in its then most recent round of financing, currently contemplated to be completed in July/August, 2004. At the Employee’s option, all or any portion of this additional Bonus shall be payable in the form of shares of the then most recently issued series of Preferred Stock of the Company, at the most recent issuance price of that stock.
     (c) Transaction Bonus Opportunity. In addition, Employee shall have the right to earn and receive a transaction bonus in an amount equal to 1% of the net proceeds of any transaction constituting a Change in Control of the Company, accomplished during the term of Employee’s employment hereunder, or within six months thereafter (unless termination was voluntary other than for Good Reason, or was for Cause), with the consent, approval or direction of the Company’s Board of Directors, which Bonus will be paid to Employee in the same form and at the same times and subject to the same conditions as proceeds of the transaction are payable to the Company or shareholders of the Company upon and following the consummation of such Change in Control transaction.
     3.3 Benefits.
     (a) Benefit Plans. During the Employment Term (defined in Section 5), Employee may participate, on the same basis and subject to the same qualifications as other senior management personnel of the Company, in any benefit plans and policies in effect with respect to senior management personnel of the Company. The Company will waive any waiveable plan-eligibility waiting periods (but not pre-existing medical condition exclusions).
     (b) Reimbursement of Expenses. During the Employment Term, Company shall pay or promptly reimburse Employee, upon submission of proper invoices in accordance with the Company’s normal procedures, for all reasonable out-of-pocket business, entertainment and travel expenses incurred by Employee in the performance of his duties hereunder.
     (c) Vacation. During the Employment Term, Employee shall be entitled to vacations in accordance with the policies of the Company applicable to senior management personnel from time to time.
     (d) Withholding. The Company shall be entitled to withhold from amounts payable or benefits accorded to Employee under this Agreement all federal, state and local income, employment and other taxes, as and in such amounts as may be required by applicable law.
     (e) Relocation Expenses. Employee estimates that his relocation expenses should not exceed $100,000, and will use reasonable efforts to keep those expenses below that amount. Nevertheless, the Company will pay or reimburse all reasonable expenses, up to a maximum of $125,000, incurred by Employee in relocating his principal place of residence to the Chicago metropolitan area, upon submission of proper invoices in accordance with the Company’s normal procedures. A listing of such relocation expenses, by category, is attached to this Agreement as Exhibit B, which expenses shall include payments to make Employee whole for any taxes payable by him in respect of the payments and reimbursements to which he is entitled under this paragraph, all of which expenses, in the aggregate, are subject to the $125,000 cap stated above.
     (f) Reimbursement of Legal Fees. The Company will reimburse Employee, upon presentation of an invoice therefor, in an amount not to exceed Twenty Thousand Dollars ($20,000), for attorneys’ fees and costs incurred by Employee in connection with legal advice, review, negotiation and documentation of this Agreement and related agreements on Employee’s behalf.
     4. Special Option Grant.
     As of the Effective Date, Employee shall be awarded a stock option under the Company’s 2000 Equity Incentive Plan for the purchase of a number of shares of the Company’s Common Stock representing 5% of the fully diluted capital stock of the Company, including Employee’s option shares, to be outstanding upon consummation of the Company’s next round of equity financing that results in gross proceeds to the Company of at least $5,000,000, currently contemplated to close in July/August 2004. The option will vest in substantially equal annual installments at the end of each of the four (4) years of the initial Employment Term, and will have an exercise price reflecting the fair market value of the option shares indicated by the valuation in that next round of equity financing. All other terms applicable to this option will be as stated in the Company’s 2000 Equity Incentive Plan and the accompanying option award agreement reflecting this special option grant that are consistent with the vesting, exercise and other applicable terms contained in this Agreement, and will be no less favorable to the Employee than the terms contained in this Agreement. In particular, this special option will not contain the Company repurchase or employee forfeiture provisions otherwise appearing in the Company’s Plan and option agreement forms. As part of its next round of equity financing, the Company will take such steps, including obtaining the approval of its stockholders, to amend its 2000 Equity Incentive Plan as may be necessary to provide for fulfillment of the agreements and commitments contained herein. In that connection, the Company will also undertake to obtain the approval of its stockholders, and use commercially reasonable efforts to obtain the consent of existing option holders, to make the change in control provision of that Plan, and in outstanding options, the same as the definition of “Change in Control” contained herein.
     5. Employment Term.

     The term of this Agreement (the “Employment Term”) shall commence as of the Effective Date and shall end on the close of business on the day immediately preceding the fourth (4’” anniversary of the Effective Date. The Employment Term shall be automatically extended for additional one-year periods (each a “Renewal Period”) unless Employee notifies the Board of Directors or the Board of Directors notifies Employee at least 90 days prior to the expiration of the Employment Term that the notifying party does not wish to extend such Employment Term. Employee’s employment hereunder shall be coterminous with the Employment Term, unless sooner terminated as provided in Section 6.
     6. Termination; Severance Benefits.
     6.1 Generally. Either the Board of Directors of the Company or Employee may terminate Employee’s employment hereunder, for any reason, at any time prior to the expiration of the Employment Term, upon sixty (60) days prior written notice to the other party. Upon termination of Employee’s employment hereunder for any reason, Employee shall be deemed simultaneously to have resigned as a member of the Board of Directors of the Company and from any other position or office he may at the time hold with the Company or any of its affiliates.
     6.2 Termination by Employee.
     (a) No Reason. If, prior to the expiration of the Employment Term, Employee voluntarily resigns from his employment, other than for Good Reason, (i) Employee shall receive no further Base Salary or Bonus hereunder (except to the extent accrued to the date of termination), (ii) Employee shall cease to be covered under or be permitted to participate in or receive any of the Benefits (except to the extent of accrued vacation or as permitted under the terms of any applicable benefit plans (but at no further expense to the Company)), (iii) any unvested portion of the option granted pursuant to Section 4 shall be forfeited, and (iv) any vested portion of such option shall expire and shall no longer be exercisable after a period of ninety (90) days following the date of termination.
     (b) Good Reason. If, prior to the expiration of the Employment Term, Employee terminates his employment hereunder for Good Reason, Employee shall be entitled, in addition to all other items of salary, Bonus, unreimbursed expenses and other entitlements to the date of termination:
          (i) to receive payment at the rate of his Base Salary in effect on the termination date for a period of eighteen (18) months following the date of termination if termination was based on Diminution in Responsibility, but for thirty (30) months following the date of termination if termination was based on Change in Control, in each case payable in accordance with the Company’s customary payroll practices;
          (ii) to receive (to the extent then remaining unpaid) payment of the full target amount of his performance bonus opportunity under Section 3.2 for the calendar year in which the termination occurs; and

          (iii) to immediate and full vesting, on the date of termination, of all outstanding options and restricted stock awards, which options shall remain exercisable for a period of one (1) year following the date of termination.
In order to receive his payments and other benefits under this subsection, however, Employee must voluntarily terminate his employment with the Company within one (1) year of such Change in Control or Diminution in Responsibility, as the case may be.
     6.3 Termination by the Company.
     (a) Without Cause. If, prior to the expiration of the Employment Term, the Company terminates Employee’s employment hereunder without Cause, Employee shall be entitled to receive, in addition to all other items of salary, Bonus, unreimbursed expenses and other entitlements to the date of termination, the payments, rights and benefits provided for in Section 6.2(b) above as if termination had been based on a Diminution in Responsibility.
     (b) For Cause. If, prior to the expiration of the Employment Term, the Company terminates Employee’s employment hereunder for Cause, Employee shall (i) receive no further Base Salary or Bonus hereunder (except to the extent accrued or earned to the date of termination), (ii) cease to be covered under or be permitted to participate in or receive any of the Benefits (except for accrued vacation or as permitted under the terms of any applicable benefit plans (but at no further expense to the Company)), (iii) any unvested portion of the option granted pursuant to Section 4 shall be forfeited, and (iv) any vested portion of such option shall expire and shall no longer be exercisable as of the date of termination.
     (c) Upon Permanent Disability. If, prior to the expiration of the Employment Term, thc Company terminates Employee’s employment hereunder upon Employee’s Permanent Disability, Employee shall be entitled to (i) receive all items of salary, Bonus, unreimbursed expenses and other entitlements to the date of termination and (ii) the immediate and full vesting of all outstanding options and restricted stock awards, and to the exercise of such options by the Employee or Employee’s personal representative within one (1) year of the date of termination of employment due to Employee’s Permanent Disability.
     (d) Upon Death. If, prior to the expiration of the Employment Term, Employee dies, Employee (or his estate) shall be entitled to the payments, rights and benefits provided for in Section 6.3 (c) above as if Employee had been terminated upon his Permanent Disability.
     6.4 Termination Due to Non-Renewal of Agreement by the Company. In the event the Company notifies Employee under Section 5 that it will not renew this Agreement for any Renewal Period, Employee shall be entitled to the payments, rights and benefits provided for in Section 6.2(b) above, as if termination had been based on a Diminution in Responsibility.
     6.5 Additional Benefits upon Termination. In addition to other payments or benefits to which Employee may then be entitled under other provisions of this Agreement, upon Employee’s termination for Good Reason, without Cause or by reason of Permanent Disability or non-renewal of the Agreement by the Company, Employee shall be entitled to (i) at the Company’s expense and during the 18-month period following termination based on Diminution in Responsibility, termination by the Company without Cause or by reason of Employee’s Permanent Disability or non-renewal of the Agreement by the Company, but the 30-month period following termination based on a Change in Control, the equivalent of the Benefits set forth in Section 3.3(a) on the same terms and conditions as would have applied had Employee continued to be employed for such periods. To the extent provision by the Company of any such Benefits is not permitted by the terms of any applicable Company benefit plan, the Company shall take whatever steps may be appropriate or necessary to ensure, at the Company’s expense, the enjoyment by Employee (or, as applicable, his legal representative), of substantially similar benefits upon substantially similar terms and conditions. It is understood that, in connection with post-termination of participation in Benefits hereunder, Employee shall not be entitled to participate in any Benefits instituted or adopted by the Company after Employee’s termination, but only those in which Employee was a participant prior to termination.
     6.6 Release for Post-Termination Benefits. In order to be eligible to receive any benefits provided for in this Agreement that become due on or following termination of employment hereunder, Employee shall be required to execute and deliver to the Company a full release of any claims or causes of action that the Employee might otherwise have or claim to have or assert against the Company, other than a claim for any of the post-termination benefits provided for hereunder, in such form as the Company may reasonably require.
     7. Golden Parachute Excise Tax.
     The Company shall reimburse Employee for (i) any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) on any portion of the compensation or benefits payable by the Company or its Affiliates to Employee under this Agreement, all other contracts, arrangements or programs, and (ii) any such excise tax and any other taxes imposed by the Code or under state or local law on the payments provided for in this Section 7. Employee and the Company agree to reasonably cooperate to mitigate the amount of any such tax that might become payable. The Company shall pay to employee the payments, or portions thereof, provided for in this Section 7 not later than fifteen (15) days prior to the date on which such taxes, or portions thereof, are due as determined by the tax counsel referred to below. Tax counsel selected by the Company and reasonably acceptable to Employee shall determine the amounts (if any) due Employee under this Section 7, based on the actual tax rates to which Employee is subject at the time. Employee shall provide such counsel with such information as such counsel reasonably requests in connection with such determination. All determinations of tax counsel shall be binding on Employee and the Company. Tax counsel shall determine that payments shall be due hereunder only if, and to the extent that, it is more likely than not that the payments or benefits are subject to a tax. In making the determinations required by this Section 7, tax counsel may rely on benefit consultants, accountants or other experts. The Company agrees to pay all reasonable fees and expenses of such tax counsel, benefits consultants, accountants or other experts. If, subsequent to the payment to Employee of payments pursuant to this Section 7, the tax counsel referred to in this Section 7 reasonably determines that the amount of the payments paid pursuant to this Section 7 are greater than, or less than, the amount required to have been paid, Employee shall reimburse the Company an amount, or the Company shall pay to Employee an additional amount, respectively, based upon such determination. In the event that tax counsel referred to in this Section 7 reasonably determines that Employee is required to pay excise tax, interest or penalties to a governmental taxing authority as a result of his non-payment of taxes where such tax counsel had determined that such taxes need not be paid or as a result of a miscalculation of such taxes, the Company shall pay to Employee an additional amount equal to (A) the amount of such interest and/or penalties, (B) the excise tax which was not paid and (C) any excise tax and any other taxes imposed by the Code or under state or local law on the payments provided for in this sentence.
     8. General.
     8.1 Governing Law. This Agreement shall be construed, interpreted and governed by the laws of the State of Illinois, without regard to the conflicts of law rules thereof.
     8.2 Binding Effect. This Agreement shall extend to and be binding upon Employee, his legal representatives, heirs and distributees and upon the Company, its successors and assigns regardless of any change in the business structure of the Company.
     8.3 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party without the prior written consent of the other party.
     8.4 Entire Agreement. Except for any stock option or stock award agreement between the parties, this Agreement contains the entire agreement of the parties with respect to the subject matter hereof. No waiver, modification or change of any provision of this Agreement shall be valid unless in writing and signed by both parties.
     8.5 Waiver. The waiver of any breach of any duty, term or condition of this Agreement shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or any other duty, term or condition of this Agreement.
     8.6 Severability. If any provision of this Agreement shall be unenforceable in any jurisdiction in accordance with its terms, the provision shall be enforceable to the fullest extent permitted in that jurisdiction and shall continue to be enforceable in accordance with its terms in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
     8.7 Resolution of Disputes. Any disputes arising under or in connection with this Agreement between Employee and the Company (or any officer, director, employee or agent of the Company) shall, at the election of Employee or the Company, be resolved by confidential binding arbitration, to be held in Chicago, Illinois (or in such other location as the Company may at the time be headquartered) in accordance with the rules and procedures of the Model Employment Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
     8.8 Notices. All notices pursuant to this Agreement shall be in writing and shall be sent by prepaid certified mail, return receipt requested or by recognized air courier service addressed as follows:

(i) If to the Company to:

Mark Slezak
Chairman of the Board
Nanosphere, Inc.
c/o Lurie Investments, Inc.
Two North Riverside Plaza
Chicago, IL 60606

copy to:

Schiff Hardin LLP
6600 Sears Tower
Chicago, IL 60606
Attention: Stephen Marcus

(ii)	If to Employee to:

Mr. William P. Moffitt
412 Ramsey Road
Yardley, PA 19067

copy to:

Paul, Hastings, Janofsky & Walker LLP
1055 Washington Boulevard
Stamford, CT 06901
Attention: Esteban A. Ferrer, Esq.
or to such other addresses as may hereafter be specified by notice in writing by either of the parties, and shall be deemed given three business days after the date so mailed or sent. Notwithstanding any other provision of this Agreement, neither party shall have the benefit of, or be entitled to, any notice or cure period for any breach of a material provision hereof that is not reasonably susceptible of cure.
     8.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WILLIAM P.MOFFITT

NANOSPHERE, INC.

By:	/s/ Mark Slezak

Execution Version
FIRST AMENDMENT TO MOFFITT EMPLOYMENT AGREEMENT
     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), dated as of March 16, 2006, by and between Nanosphere, Inc., a Delaware corporation (the “Company”), and Mr. William P. Moffitt, an individual resident in the State of Illinois (“Executive”).
RECITALS
     A. The Company and Executive entered into an Employment Agreement, dated as of July 19, 2004, whereby Executive was engaged as the Company’s President and Chief Executive Officer (the “Employment Agreement”).
     B. In lieu of effecting the option grant provided for under Section 4 of the Employment Agreement, the Company is, contemporaneous with the execution of this Amendment, entering into a Restricted Stock Purchase Agreement with Executive pursuant to which Executive is purchasing, under the Company’s 2005 Equity Incentive Plan, certain shares of Common Stock, par value $0.01 per share, of the Company (the “Stock Sale”).
     C. In order to effectuate the Stock Sale, the Company and Executive desire to amend the Employment Agreement as set forth in this Amendment and to form certain other binding agreements, on the terms and conditions set forth herein.
AGREEMENT
     NOW, THEREFORE, in consideration of the Stock Sale, the mutual covenants contained herein, and for such other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:
     1. Removal of Section 4. Section 4 of the Employment Agreement is hereby deleted in its entirety, is void ab initio and is of no further force or effect.
     2. 409 A Tax Liability. Any provision of the Employment Agreement to the contrary notwithstanding, the Company will suspend paying Executive any cash amounts that Executive is entitled to receive pursuant to Section 6 and Section 7 of the Employment Agreement during the six (6) month period following termination of Executive’s employment (the “409A Suspension Period”), unless the Company reasonably determines that paying such amounts in accordance with Section 6 and Section 7 of the Employment Agreement will not result in Executive’s liability for additional tax under Section 409A of the Code. As soon as reasonably practical after the end of the 409A Suspension Period, Executive will receive a lump sum payment in cash for an amount equal to any cash payments that the Company does not make during the 409A Suspension Period. Thereafter, Executive will receive any remaining payments pursuant to Section 6 and Section 7 of the Employment Agreement, in accordance with the terms of such Sections (as if there had not been any suspension of payments).
     3. Full Force and Effect. Except as amended by Sections 1 and 2 hereof, the Employment Agreement remains in full force and effect.
     4. Governing Law. This Amendment shall be construed, interpreted and governed by the laws of the State of Illinois, without regard to the conflicts of law rules thereof.
     5. Notices. Any notice given in connection with this Amendment shall be in writing and shall be considered effected if delivered in accordance with the provisions of Section 8.8 of the

Employment Agreement, as if such notice had been given in connection therewith.
     6. Understanding. Executive has had the opportunity to seek legal counsel concerning this Amendment, and has read and understands the provisions hereof.
     7. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above.

MR. WILLIAM P. MOFFITT

NANOSPHERE, INC.

By:	/s/ Mark Slezak

Name: Mr. Mark Slezak Title: Chairman of the Board of Directors
[Signature Page to First Amendment to Employment Agreement].